                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 3, 1998



                              PMC COMMERCIAL TRUST

                                      and

                           SUPERTEL HOSPITALITY, INC.

                               TABLE OF CONTENTS


ARTICLE 1        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Effective Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2        CHARTER AND BYLAWS OF THE SURVIVING ENTITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.1     Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Bylaws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 3        DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         3.1     Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         3.2     Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 4        STH STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.1     Conversion of the STH Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.2     Exchange of Certificates Representing STH Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . 4
         4.3     Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 5        REPRESENTATIONS AND WARRANTIES OF STH    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.1     Existence; Good Standing; Authority; Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . 7
         5.2     Authorization, Validity and Effect of Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.3     Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.4     Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.5     Other Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.6     No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.7     SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.8     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.9     Absence of Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.10    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.11    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.12    Employee Benefit Plans.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.13    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.14    No Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.15    Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.16    PMCT Share Ownership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.17    Related Party Transactions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.18    Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.19    Development Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.20    Certain Payments Resulting From Transactions.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.21    Convertible Securities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.22    Compliance with Applicable Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.23    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         5.24    Subsidiaries of STH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.25    Acquisitions by STH and its Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 6        ADDITIONAL REPRESENTATIONS AND WARRANTIES AND COVENANTS RELATING TO HOTELS AND REAL PROPERTY . . . .  16
         6.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.2     STH Deliverables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3     STH Property Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 7        REPRESENTATIONS AND WARRANTIES OF PMCT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.1     Existence; Good Standing; Authority; Compliance with Law . . . . . . . . . . . . . . . . . . . . . .  22
         7.2     Authorization, Validity and Effect of Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.4     Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.5     Other Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.6     No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.7     SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.8     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.9     Absence of Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.10    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.11    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.12    Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.13    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.14    No Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.15    Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.16    STH Share Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.17    PMCT Common Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.18    Convertible Securities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.19    Related Party Transactions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.20    Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 8        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Earnings and Profits Dividend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.3     Conduct of Businesses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4     Damage to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.5     Meetings of Shareholders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.6     Filings; Other Action. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.7     Inspection of Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.8     Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.9     Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.10    Listing Application. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.11    Further Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.12    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.13    Governance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         8.14    Reorganization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.15    Third Party Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.16    Efforts to Fulfill Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.17    Representations, Warranties and Conditions Prior to Closing. . . . . . . . . . . . . . . . . . . . .  38
         8.18    Cooperation of the Parties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.19    Tax Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.20    Directors and Officers Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.21    PMCT Earnings and Profits Dividend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 9        CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.1     Conditions to Each Party's Obligations to Effect the Merger. . . . . . . . . . . . . . . . . . . . .  39
         9.2     Conditions to Obligations of STH to Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . .  40
         9.3     Conditions to Obligation of PMCT to Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 10       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.1    Termination by Mutual Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.2    Termination by Either PMCT or STH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.3    Termination by STH.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.4    Termination by PMCT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.5    Effect of Termination and Abandonment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.6    Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE 11       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.1    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.2    Nonsurvival of Representations, Warranties and Agreements. . . . . . . . . . . . . . . . . . . . . .  45
         11.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.4    Assignment; Binding Effect; Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.5    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.6    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.7    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.8    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.9    Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.10   Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.11   Interpretation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.12   Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.13   Incorporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.14   Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.15   Enforcement of Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.16   Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.17   Non-Recourse.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

SCHEDULES
---------
Schedule 5.3         -    Capitalization
Schedule 5.4         -    Subsidiaries
Schedule 5.7         -    SEC Documents
Schedule 5.8         -    Litigation
Schedule 5.9         -    Absence of Certain Changes
Schedule 5.10        -    Taxes
Schedule 5.12        -    Employee Benefit Plans
Schedule 5.13        -    Labor Matters
Schedule 5.16        -    PMCT Share Ownership
Schedule 5.18        -    Contracts and Commitments
Schedule 5.19        -    Development Rights
Schedule 5.20        -    Certain Payments Resulting From Transactions
Schedule 5.21        -    Convertible Securities
Schedule 5.22        -    Compliance with Applicable Regulations
Schedule 5.23        -    Insurance
Schedule 6.1(a)      -    Title
Schedule 6.1(d)      -    Operating Agreements
Schedule 6.1(g)      -    Violations of Applicable Law
Schedule 6.1(i)      -    Administrative Actions
Schedule 6.1(j)      -    Zoning
Schedule 6.1(r)      -    Compliance with Architectural Barriers Legislation
Schedule 6.1(s)      -    Environmental
Schedule 7.3         -    Capitalization
Schedule 7.4         -    Subsidiaries
Schedule 7.7         -    SEC Documents
Schedule 7.8         -    Litigation
Schedule 7.10        -    Taxes
Schedule 7.12        -    Employee Benefit Plans
Schedule 7.16        -    STH Share Ownership
Schedule 7.19        -    Related Party Transactions
Schedule 7.20        -    Contracts and Commitments

Exhibit 9.3(d)       -    Affiliates

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 3, 1998, is entered into by and between PMC Commercial Trust, a Texas real estate investment trust ("PMCT") and Supertel Hospitality, Inc., a Delaware corporation ("STH").

                                    RECITALS

         A. The Board of Trust Managers of PMCT and the Board of Directors of STH each have determined that a business combination between PMCT and STH is in the best interests of their respective shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect a merger subject to the terms and conditions set forth herein.

         B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "purchase."

         C. PMCT and STH desire to make certain representations, warranties and agreements in connection with the merger.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PMCT and STH hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Texas Real Estate Investment Trust Act (the "REIT Act"), at the Effective Time (as defined in Section 1.3), STH shall be merged with and into PMCT (the "Merger"). Following the Merger, the separate existence of STH shall cease and PMCT shall be the surviving entity in the Merger (the "Surviving Entity"). The Merger shall have the effects specified in Section 254 of the DGCL and Section 23.10 of the REIT Act.

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Winstead Sechrest & Minick P.C., located at 1201 Elm, 5400 Renaissance Tower, Dallas, Texas 75270, at 9:00 a.m., local time, on the second business day after satisfaction or waiver of the conditions set forth in
Article 9, or at such other time, date or place as PMCT and STH may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all the conditions to the Merger set forth in Article 9 shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Article 10), PMCT and STH shall cause a certificate of merger satisfying the requirements of the DGCL and articles of merger satisfying the requirements of the REIT Act to be properly executed, verified and delivered for filing in accordance with the DGCL and the REIT Act and shall make all other filings or recordings required under the DGCL and the REIT Act. The Merger shall become effective upon the later of (i) the filing of the articles of merger with the County Clerk of Dallas County, Texas and
(ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which PMCT and STH shall have agreed upon and designated in such filings in accordance with applicable law.

                                   ARTICLE 2

                   CHARTER AND BYLAWS OF THE SURVIVING ENTITY

         2.1 Charter. The Declaration of Trust of PMCT in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity, until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of PMCT in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity, until duly amended in accordance with applicable law.

                                   ARTICLE 3

                             DIRECTORS AND OFFICERS

         3.1 Directors. The Board of Trust Managers of PMCT immediately prior to the Effective Time shall be the Board of Trust Managers of the Surviving Entity as of the Effective Time and immediately following the Effective Time Paul J. Schulte shall be elected as a trust manager of the Surviving Entity.

         3.2 Officers. The officers of PMCT immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time.

                                   ARTICLE 4

                                   STH STOCK

         4.1     Conversion of the STH Stock.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, par value $0.01 per share (the "STH Common Stock"), of STH issued and outstanding immediately prior to the Effective Time shall, except as provided in Section
4.3 with respect to shares of STH Common Stock as to which appraisal rights, if available, shall have been exercised, cease to be outstanding and be converted into the right to receive six-tenths (0.6) of a common share of beneficial interest, par value $0.01 per share (the "PMCT Common Shares"), of PMCT (the "Exchange Ratio"). If the Average PMCT Trading Price (as defined below) is (i) greater than $24.00, PMCT shall have the right to terminate this Agreement, in the manner provided in Section 4.1(b), unless STH shall elect, in the manner provided in Section 4.1(b), to decrease the Exchange Ratio to a fraction equal to (A) $14.40 divided by (B) the Average PMCT Trading Price, calculated to the nearest one-one thousandth of a share, or (ii) less than $17.50, STH shall have the right to terminate this Agreement, in the manner provided in Section 4.1(b) unless PMCT shall elect, in the manner provided in Section 4.1(b), to increase the Exchange Ratio to a fraction equal to (A) $10.50 divided by (B) the Average PMCT Trading Price.

         "Average PMCT Trading Price" shall mean the average of the closing sale prices per PMCT Common Share on the American Stock Exchange for the ten trading days ending on the fifth trading day immediately preceding the scheduled date of the first of the meetings contemplated by Section 8.5 (the "Determination Date").

         (b) In the event that either PMCT or STH shall elect to terminate this Agreement in the circumstances contemplated by Section 4.1(a), then the party initiating the termination (the "Terminating Party") shall give notice of termination (the "Termination Notice") to the other party hereto (the "Receiving Party") prior to 6:00 p.m. (Dallas time) on the first trading day following the Determination Date. Such termination shall become effective automatically, without the action of either party, at 6:00 p.m. (Dallas time) on the trading day immediately preceding the date of the first of the meetings contemplated by Section 8.5, unless prior to 6:00 p.m. (Dallas time) on the second trading day following the Determination Date, the Receiving Party shall deliver notice to the Terminating Party to the effect that it has elected to increase or decrease the Exchange Ratio, as the case may be, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii).

         (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, except as provided in Section 4.3 with respect to shares of STH Common Stock as to which appraisal rights, if available, shall have been exercised, each holder of a certificate (a "Certificate") representing any shares of STH Common Stock shall thereafter cease to have any rights with respect to such shares of STH Common Stock, except the right to receive, without interest, the PMCT Common Shares and cash for fractional shares of PMCT Common Shares in accordance with Sections 4.1(a) and 4.2(d) upon the surrender of such Certificate.

         (d) Each share of STH Common Stock issued and held in STH's treasury at the Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

         (e) (i) As soon as practicable following the date of this Agreement, the Board of Directors of STH (or, if appropriate, any committee administering STH's 1994 Stock Option Plan and 1997 Stock Plan (together, the "STH Stock Option Plans")) shall adopt such resolutions or take such other actions as may be required to effect the following with respect to all options to purchase shares of STH Common Stock granted under the STH Stock Option Plans or otherwise ("Options") not exercised prior to the Closing Date:

                          (A) adjust the terms of all such Options to purchase shares of STH Common Stock to provide that, at the Effective Time, each Option outstanding and not otherwise exercised immediately prior to the Effective Time shall expire and the holder of such Option shall only be entitled to receive, with respect to such Option, a number of PMCT Common Shares equal to the quotient of (1) the product of (x) the difference between the product of the Exchange Ratio multiplied by the Average PMCT Trading Price minus the exercise price per share of STH Common Stock issuable upon the exercise of such Option multiplied by (y) the number of shares of STH Common Stock for which such Option was exercisable divided by (2) the Average PMCT Trading Price, calculated to the nearest one-one thousandth of a share, subject to the provisions of Section 4.1(c) hereof; and

                          (B) make such other changes to the STH Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of PMCT, which approval shall not be unreasonably withheld).

                 (ii) The provisions in the STH Stock Option Plans providing for the issuance, transfer or grant of any capital stock of STH or any interest in respect of any capital stock of the STH shall be deleted as of the Effective Time, and STH shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any STH Stock Option Plan shall have any right thereunder to acquire any capital stock of STH, PMCT or the Surviving Corporation, except as provided in Section 4.1(e)(i).

                 (iii) From and after the date of this Agreement, no additional options shall be granted by STH or the STH Subsidiaries (as hereinafter defined) under the STH Stock Option Plans or otherwise, except as may be required by the terms of the STH Stock Option Plans with respect to non-employee directors of STH.

         4.2     Exchange of Certificates Representing STH Common Stock.

         (a) As of the Effective Time, PMCT shall deposit, or shall cause to be deposited, with an exchange agent selected by PMCT, which shall be PMCT's Transfer Agent or such other party reasonably satisfactory to STH (the "Exchange Agent"), for the benefit of the holders of shares of STH Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of PMCT Common Shares and the cash in lieu of fractional shares (such cash and certificates for shares of PMCT Common Shares together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding shares of STH Common Stock.

         (b) Promptly after the Effective Time, PMCT shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PMCT may reasonably specify and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of PMCT Common Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) a certificate representing the number of whole shares of PMCT Common Shares and (B) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled.

         No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of STH Common Stock which is not registered in the transfer records of STH, a certificate representing the proper number of shares of PMCT Common Shares, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing shares of such STH Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on PMCT Common Shares shall be paid with respect to any shares of STH Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of PMCT Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of PMCT Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of PMCT Common Shares, less the amount of any withholding taxes which may be required thereon.

         (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of STH of the shares of STH Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to PMCT, they shall be delivered to the Exchange Agent, canceled and exchanged for certificates for shares of PMCT Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

         (e) No fractional shares of PMCT Common Shares shall be issued pursuant hereto. Notwithstanding any other provision of this Agreement, each holder of shares of STH Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a PMCT Common Share (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 4.1(e), a cash payment in lieu of such fractional PMCT Common Shares.

         (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and PMCT Common Shares) that remains unclaimed by the former stockholders of STH one year after the Effective Time shall be delivered to PMCT. Any former stockholders of STH who have not theretofore complied with this Article 4 shall thereafter look only to PMCT for delivery of their PMCT Common Shares, and payment of cash in lieu of fractional shares and unpaid dividends and distributions on the PMCT Common Shares deliverable in respect of each share of STH Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (g) None of PMCT, STH, the Exchange Agent or any other person shall be liable to any former holder of shares of STH Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PMCT or the Exchange Agent, the posting by such person of a bond in such reasonable amount as PMCT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or PMCT will issue in exchange for such lost, stolen or destroyed Certificate the PMCT Common Shares and cash in lieu of fractional shares, and unpaid dividends and distributions on PMCT Common Shares as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

         4.3 Appraisal Rights. Notwithstanding the terms of Section 4.1(a), to the extent appraisal rights are available under Section 262 of the DGCL, shares of STH Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time has not effectively withdrawn or lost such appraisal rights (the "Dissenting Shares"), shall not be converted into the right to receive PMCT Common Shares as provided in Section 4.1(a), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses his or her appraisal rights, such shares of STH Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive PMCT Common Shares as provided in Section 4.1(a). STH shall give PMCT prompt written notice of any demands received by STH for appraisals of shares of STH Common Stock. STH shall not, except with the prior written consent of PMCT, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF STH

STH represents and warrants to PMCT as set forth below and subject to those matters set forth in the Disclosure Schedule.

         5.1 Existence; Good Standing; Authority; Compliance with Law. STH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. STH is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of STH and the STH Subsidiaries taken as a whole (an "STH Material Adverse Effect"). STH has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each STH Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an STH Material Adverse Effect.

         Neither STH nor any of the STH Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which STH or any STH Subsidiary or any of their respective properties or assets are subject, where such violation would have an STH Material Adverse Effect. STH and the STH Subsidiaries have obtained all licenses, permits, contract rights, including, without limitation, any necessary franchise arrangements, and other authorizations and have taken all actions required by Applicable Law, governmental regulations or otherwise in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an STH Material Adverse Effect. Complete and correct copies of STH's and the STH Subsidiaries' charters and bylaws, which reflect all amendments made thereto, have been delivered or made available to PMCT and its counsel. The minute books and other records of STH and the STH Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the boards of directors of STH and the STH Subsidiaries. Neither STH nor the STH Subsidiaries are in default under or in violation of any provision of their respective charters or bylaws. For the purposes of this Agreement, the term "STH Subsidiary" shall include the entities set forth on Schedule 5.4 hereto, which are all of STH's subsidiaries.

         5.2 Authorization, Validity and Effect of Agreements. STH has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement, including, without limitation, the Agreement of Sale (the "Agreement of Sale") to be dated as of June 3, 1998 by and between STH and Supertel Hospitality Management Co. ("Supertel Management") and the Supertel Omnibus Assignment and Assumption Agreement (the "Super 8 Assignment Agreement") by and among STH, PMCT, Supertel Management and Super 8 Motels, Inc., in the forms previously provided (collectively, the "STH Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of STH Common Stock, the consummation by STH of this Agreement, the STH Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of STH and no other corporate action on the part of STH is necessary to authorize this Agreement, the STH Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by STH and constitutes, and the STH Ancillary Agreements to which STH is a party (when executed and delivered by STH pursuant thereto) will constitute, the valid and legally binding obligations of STH, enforceable against STH in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

         5.3 Capital Structure. The authorized capital stock of STH consists of ten million (10,000,000) shares of STH Common Stock and one million (1,000,000) shares of Class A Preferred Stock, $1.00 par value per share (the "STH Preferred Stock"). As of March 31, 1998, (a) there were 4,840,000 shares of STH Common Stock issued and outstanding, and no shares of STH Preferred Stock are issued and outstanding, (b) no shares of STH Common Stock or STH Preferred Stock were held by STH in its treasury, and (c) 139,200 shares of STH Common Stock were issuable upon the exercise of outstanding options (the "STH Options") under the STH Stock Option Plan. STH has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of STH on any matter. All such issued and outstanding shares of STH Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except (i) for the STH Options and (ii) as provided on Schedule 5.3 hereto, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate STH or any of the STH Subsidiaries to issue, transfer or sell any shares of capital stock of STH or any of the STH Subsidiaries. There are no bonds, debentures, notes or other indebtedness of STH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of STH may vote. There are no outstanding contractual obligations of STH or any of the STH Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of STH or any capital stock, voting securities or other securities or other ownership interests in any of the STH Subsidiaries or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than one of the STH Subsidiaries). Except as provided in Section 4.1(d), after the Effective Time, PMCT will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of STH or PMCT pursuant to any STH Benefit Plan (as defined in Section 5.12).

         5.4 Subsidiaries. STH owns directly or indirectly all of the outstanding shares of capital stock of the STH Subsidiaries listed on Schedule
5.4 hereto. Except as set forth on Schedule 5.4 hereto, each of the outstanding shares of capital stock in each of the STH Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by STH free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each STH Subsidiary is set forth on Schedule 5.4 hereto: (a) its name and jurisdiction of incorporation; (b) its authorized capital stock; and (c) the name of each stockholder and the number of issued and outstanding shares of capital stock held by it.

         5.5 Other Interests. Except for interests in the STH Subsidiaries, neither STH nor any STH Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

         5.6 No Violation. Neither the execution and delivery by STH of this Agreement or the STH Ancillary Agreements nor the consummation by STH of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will: (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of STH or the charter or bylaws of any of the STH Subsidiaries; (b) result in a breach or violation of, a default under, or, except as set forth in the STH Stock Option Plans, the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, the STH Stock Option Plans, or any grant or award made under any of the foregoing; (c) except as contemplated by the STH Ancillary Agreements or as forth in the schedules to this Agreement, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of STH or the STH Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which STH or any of the STH Subsidiaries is a party, or by which STH or any of the STH Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have an STH Material Adverse Effect; or (d) other than any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable state securities and "Blue Sky" laws or the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not, individually or in the aggregate, have an STH Material Adverse Effect.

         5.7 SEC Documents. Schedule 5.7 hereto sets forth all reports, schedules, forms, statements and other documents STH has filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Act and the Exchange Act since March 1, 1994 (the "STH Reports") and such STH Reports constitute all reports, schedules, forms, statements and other documents required to be filed by STH under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws") since such date.

         As of their respective dates, the STH Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of STH included in or incorporated by reference into the STH Reports (including the related notes and schedules) (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with generally accepted accounting principles ("GAAP"), and (iii) fairly presented in all material respects the consolidated financial position of STH and the STH Subsidiaries as of its date in conformity with GAAP. Each of the consolidated statements of income, retained earnings and cash flows of STH included in or incorporated by reference into the STH Reports (including any related notes and schedules), (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in all material respects in accordance with GAAP, and (C) fairly presented in all material respects the results of operations, retained earnings or cash flows, as the case may be, of STH and the STH Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in conformity with GAAP.

         Except as and to the extent set forth in the STH Reports and except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither STH nor any of the STH Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of STH or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have an STH Material Adverse Effect.

         5.8     Litigation.  To the knowledge of STH, except as set forth on
Schedule 5.8 hereto, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which STH or any STH Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of STH, to which any of its directors, officers or affiliates is a party or by which any of their properties or assets are bound, and (b) no actions, suits or proceedings pending against STH or any STH Subsidiary or, to the knowledge of STH, against any of its directors, officers or affiliates or, to the knowledge of STH, threatened against STH or any STH Subsidiary or against any of its directors, officers or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

         5.9 Absence of Certain Changes. Except as disclosed in the STH Reports filed with the SEC prior to the date hereof or on Schedule 5.9 hereto, since the date of the most recent financial statements included in the STH Reports (the "Financial Statement Date"), (a) STH and the STH Subsidiaries have conducted their business in all material respects in the ordinary course of such business (which for purposes of this Section 5.9 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith and the operation of hotels located thereon or otherwise set forth on Schedule 5.9 hereto); (b) no event has caused an STH Material Adverse Effect and there has been no event, occurrence or circumstance that with the passage of time would reasonably be expected to cause an STH Material Adverse Effect; (c) as of the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the STH Common Stock or any split, combination or reclassification of STH's capital stock; and (d) there has not been any material change in STH's accounting principles, practices or methods. There are no material unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting STH or any STH Subsidiary or to which one of them is a party.

         5.10 Taxes. Except as set forth on Schedule 5.10 hereto, STH and each of its Subsidiaries (a) have timely filed all federal, state and foreign tax returns, including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement, or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete to the knowledge of STH in all material respects, (b) has paid or accrued in accordance with GAAP all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (c) has properly accrued in accordance with GAAP all material taxes for such periods and periods subsequent to the periods covered by such returns. Except as set forth on Schedule 5.10 hereto, neither STH nor any of the STH Subsidiaries has received written notice that the federal, state and local income and franchise tax returns of STH or any STH Subsidiary will be examined by any taxing authority. Except as set forth on Schedule 5.10 hereto, neither STH nor any of the STH Subsidiaries has executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

         Except as set forth on Schedule 5.10, neither STH nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by STH and each of the STH Subsidiaries have been delivered to PMCT or made available to representatives of PMCT. Except as set forth on Schedule 5.10 hereto, the tax returns filed by STH and any STH Subsidiary have not been, and are not being, to the knowledge of STH, examined by the IRS or other relevant taxing authorities for any period nor are there any pending or, to the knowledge of STH, threatened examinations or tax claims asserted by any such authorities. There are no tax liens on any of the property of STH. Except as otherwise disclosed on Schedule 5.10, STH is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Neither STH nor any of the STH Subsidiaries holds any asset that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

         5.11 Books and Records. All books and records relating to operating income and expenses of all of the Hotels furnished or made available to PMCT by STH or STH's agent were and shall be those maintained by STH in regard to the Hotels in accordance with GAAP. The books of account and other financial records of STH and the STH Subsidiaries are accurately reflected in all material respects in the financial statements included in the STH Reports.

         5.12 Employee Benefit Plans. All employee benefits plans and other benefit arrangements covering employees of STH and the STH Subsidiaries (the "STH Benefit Plans") are set forth in Schedule 5.12 hereto. True and complete copies of the STH Benefit Plans have been made available to PMCT. To the extent applicable, the STH Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any STH Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No STH Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither STH nor any STH Benefit Plan has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each STH Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto.

         Except as set forth on Schedule 5.12 there are no pending or, to the knowledge of STH, threatened claims against or otherwise involving any of the STH Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of STH Benefit Plan activities) has been brought against or with respect to any such STH Benefit Plan, except for any of the foregoing which would not have an STH Material Adverse Effect. All material contributions required to be made as of the date hereof to the STH Benefit Plans have been made or provided for. Neither STH nor any of the STH Subsidiaries has any liabilities or obligations with respect to any such STH Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of STH are any such liabilities or obligations expected to be incurred, except for ongoing funding obligations or contributory obligations required by the terms of any STH Benefit Plan. Neither STH nor any entity under "common control" with STH within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

          Except as set forth on Schedule 5.12, STH does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and STH has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

         5.13 Labor Matters. Neither STH nor any of the STH Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, except as set forth on Schedule 5.13. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of STH, threatened against STH or the STH Subsidiaries relating to their business, except for any such proceeding which would not have an STH Material Adverse Effect. To the knowledge of STH, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of STH or any of its Subsidiaries. There have been no material work stoppages, strikes or other concerted actions by employees of STH or any of the STH Subsidiaries other than those that would not have an STH Material Adverse Effect.

         5.14 No Brokers. Except the fee to be paid to ABN AMRO Incorporated by STH as described below, STH has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of STH or PMCT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. STH is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.15 Opinion of Financial Advisor. STH has retained ABN AMRO Incorporated to review the transactions contemplated by this Agreement and to issue an opinion to the effect that, as of the date of such opinion the consideration is fair to holders of STH Common Stock from a financial point of view.

         5.16 PMCT Share Ownership. Except as expressly described in the Recitals hereto or as may be set forth in Schedule 5.16, neither STH nor any of the STH Subsidiaries owns any PMCT Common Shares or other securities convertible shares of beneficial interest of PMCT.

         5.17 Related Party Transactions. Except for employment agreements with its executive officers and option agreements (including loan transactions in connection therewith) issued to STH officers, directors and other key employees pursuant to the STH Stock Option Plans, copies of which have been delivered to PMCT, and which are true, complete and correct when delivered or made available, there are no arrangements, agreements or contracts entered into by STH or any of the STH Subsidiaries with (a) any consultant, (b) any person who is an officer, director or affiliate of STH or any of the STH Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired STH Common Stock in a private placement.

         5.18    Contracts and Commitments.

         (a) Schedule 5.18 hereto (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available to PMCT), to which STH or any of the STH Subsidiaries is a party or by which any Hotel is bound:

                 (i) all contracts providing for the management of the Hotels;

                 (ii)     all franchise agreements (the "Franchise
         Agreements");

                 (iii) all material contracts providing for a commitment of employment or consultation services for a specified or unspecified term;

                 (iv) all contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of STH or any of the STH Subsidiaries to engage in any business activity or to compete with any person;

                 (v) all partnership, joint venture, stockholders' or other similar contracts with any person;

                 (vi) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in any Hotel or any personal property of STH or any of the STH Subsidiaries;

                 (vii)    all contracts relating to any business combination;

                 (viii) all contracts between or among STH or any of the STH Subsidiaries, on the one hand, and any of their stockholders or affiliates, on the other hand;

                 (ix)     all collective bargaining or similar labor contracts;
         and

                 (x) all other contracts that involve the annual payment or potential annual payment pursuant to the terms of such contract, by or to STH or any of the STH Subsidiaries of more than $25,000 or aggregate payments in excess of $300,000 that will not (A) be fully performed on or prior to the Effective Time, (B) expire by their terms within 90 days following the Effective Time, or (C) be cancelable by the Surviving Entity, without penalty, upon not more than 30 days notice, including, without limitation, all leases, contracts for purchase and sale of assets, advance booking contracts and banquet contracts.

         (b) Each contract required to be disclosed on Schedule 5.18 is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms and, except as disclosed on Schedule 5.18, neither STH, any of the STH Subsidiaries nor, to the knowledge of STH, any other party to such contract is in violation, breach or default under any such contract (or with notice or lapse of time or both would be in violation, breach or default under any such contract), the effect of which, individually or in the aggregate, could reasonably be expect to result in an STH Material Adverse Effect.

         (c) The Franchise Agreements disclosed on Schedule 5.18 constitute all of the franchise or similar agreements necessary to operate and manage the Hotels and neither STH nor any STH Subsidiary has received any notice or has any knowledge of an event of default or termination or proposed termination under any such Franchise Agreement.

         5.19 Development Rights. Schedule 5.19 hereto sets forth a list of all material agreements entered into by STH or any of the STH Subsidiaries relating to the development, rehabilitation, capital improvement or construction of hotels or additions thereto or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which have been delivered to PMCT, have not been modified and are valid and enforceable in accordance with their respective terms.

         5.20 Certain Payments Resulting From Transactions. Except for the payments described in Section 5.17 and except for option agreements (and loans made in connection therewith) executed pursuant to the STH Stock Option Plan, deferred compensation arrangements with certain STH executive officers and employment agreements with certain STH officers each of which arrangements and agreements is set forth on Schedule 5.20 hereto, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(a) constitute an event under any STH Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of STH or any of the STH Subsidiaries or (b) result in the triggering or imposition of any restrictions or limitations on the right of STH or PMCT to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth on Schedule 5.20, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or STH Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of STH or any of the STH Subsidiaries, will be characterized as an "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

         5.21 Convertible Securities. Except as set forth on Schedule 5.21, STH has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of STH Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

         5.22    Compliance with Applicable Laws.

         (a) Except as disclosed on Schedule 5.22 hereto, all Hotels and the operation thereof currently are in substantial compliance with the requirements of all Applicable Laws, except where the failure to so comply would not, individually or in the aggregate, be reasonably likely to result in an STH Material Adverse Effect; and to the knowledge of STH, there are no material commitments or agreements with any of such agencies affecting any Hotel which have not been fully disclosed to PMCT in writing.

         (b) Except as disclosed on Schedule 5.22 hereto, neither STH nor any of the STH Subsidiaries has received any written notice of uncured violations at any of the Hotels of zoning, building, fire, health or any other applicable statute, ordinance or regulation, relating to any of the Hotels, the construction or any occupancy thereof, except for violations that, individually or in the aggregate with respect to any Hotel, would not be reasonably likely to result in an STH Material Adverse Effect, nor are there presently pending against STH or against any of the Hotels any judgments relating to any of the above matters, any judicial proceedings or administrative actions or any state of facts which, to the knowledge of STH, with notice or lapse of time, could reasonably be expected to give rise to any such proceedings or actions, in either case that would be reasonably likely to result in an STH Material Adverse Effect.

         (c) Neither STH nor any of the STH Subsidiaries has received any written notice that any material permits, licenses or consents not already obtained are required by any governmental agencies in connection with the use and occupancy of any of the Hotels or any material improvements thereto.

         5.23    Insurance.  The insurance policies listed and described on
Schedule 5.23 hereto are currently in force. Neither STH nor any of the STH Subsidiaries has received any notice from any insurer of any of the Hotels or any part thereof requesting any improvements, alterations, additions, corrections or other work in, on or about the improvements thereto, whether related to any of the Hotels or to the operation of any occupant thereof, which have not been cured or satisfied.

         5.24 Subsidiaries of STH. All subsidiaries of STH which were taxed for federal income tax purposes as "S" corporations at the time of their acquisition by STH were taxed as "S" corporations from their respective dates of formation and had no earnings and profits prior to their acquisition by STH.

         5.25 Acquisitions by STH and its Subsidiaries. Neither STH nor any of it subsidiaries has made an acquisition which would constitute a "reorganization" under Section 368(a) of the Code.


                                   ARTICLE 6

                   ADDITIONAL REPRESENTATIONS AND WARRANTIES
               AND COVENANTS RELATING TO HOTELS AND REAL PROPERTY

         6.1 Representations and Warranties. STH represents and warrants to PMCT as set forth below:

                 (a) Title to Hotels. Except as set forth on Schedule 6.1(a) hereto, STH has on the Effective Time and STH will have on the Closing Date good and indefeasible fee simple title to the Hotels, free and clear of all conditions, exceptions, or reservations.

                 (b) No Consents Required. No consent, except that of the franchisor(s) listed on Schedule 6.1(b) hereto, those associated with the Regulatory Filings, that of the STH shareholders and those required by Section 8.15, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any Governmental Authority or any other entity or person (including, without limitation, its directors is required to be made, obtained, or given by STH in connection with the execution, delivery, and performance of this Agreement, except such consent, waiver, approval, authorization, filing, registration or qualification which has been made, obtained or given.

                 (c) STH Not a Foreign Person. STH is not a "foreign person" but is a "United States person" as such terms are defined in the Foreign Investment in the Real Property Tax Act of 1980 and Sections 1445 and 7701 of the Code; that is to say, STH is a domestic corporation or trust which is not a foreign estate or foreign trust within the meaning of Section 7701(a)(30)(c) of the Code.

                 (d)      Operating Agreements.  Except as set forth on
         Schedule 6.1(d) hereto, no portion of any Hotel is subject to the burdens or obligations of any Operating Agreement and all Operating Agreements are current and not in default other than defaults that will not, individually or in the aggregate, have an STH Material Adverse Effect.

                 (e) Tenant Leases. Except as may be specifically noted to the contrary on Schedule 6.1(e) hereto:

                          (i) STH or an STH Subsidiary is the sole owner of the lessor's interest in all of the Leases and all Leases are in full force and effect without current material default by either STH or the respective tenants;

                          (ii) none of the Leases that are material to STH has been modified in a material way, except as reflected in amendments to which PMCT has had access;

                          (iii) all obligations of the lessor under the Leases with respect to the performance of work or the installation of equipment or materials required to have been performed at or prior to the Effective Time have been fully observed and performed, except for such failures that, individually or in the aggregate, will not have an STH Material Adverse Effect;

                          (iv) no tenant is or shall become entitled to any material concession, rebate, allowance, or free rent for any period subsequent to the Closing, without the prior written consent of PMCT, except as set forth in the Lease with respect to such tenant;

                          (v) no tenant has any purchase option or other interest (other than its leasehold tenancy for a specified term) in any of the Land and/or the Improvements; and

                          (vi) no tenant has given STH or any STH Subsidiary notice of its intention to vacate its demised premises prior to the end of the term of its lease.

                 (f) No Condemnation. There is no pending condemnation or similar proceeding affecting any of the Land, the Improvements, or the Personal Property or any portion thereof, and neither STH nor any STH Subsidiary has received any written notice and each has no knowledge that any such proceeding is contemplated.

                 (g) No Violations of Applicable Law. To the knowledge of STH, except as set forth on Schedule 6.1(g) hereto, the current location, ownership, operation, use, and occupancy of all of the Land and Improvements thereon do not violate any Applicable Law, including, without limitation, all Environmental Laws and the Architectural Barriers Legislation. To the knowledge of STH, except as set forth on
         Schedule 6.1(g) hereto, there are no violations of any Applicable Law affecting any portion of any of the Land, the Improvements or the Personal Property, and no written notice of any such violation has been issued by any Governmental Authority.

                 (h) Changes in Applicable Laws. Neither STH nor any STH Subsidiary has any information or knowledge of any change contemplated in any of the Applicable Laws or any judicial or administrative action, or any action by adjacent landowners, or any fact or condition relating to any of the Hotels which is reasonably likely to materially adversely affect, prevent or limit the use of any of the Hotels as hotels of the size and nature currently being operated.

                 (i) No Administrative Actions. To STH's or any STH Subsidiary's knowledge, except as set forth on Schedule 6.1(i) hereto, no Hotel is now, to STH's or any STH Subsidiary's knowledge, the subject of any administrative investigation, action or judicial proceeding in regard to sex, age, or racially discriminatory practices initiated by any Governmental Authority, or any private citizen, and no such investigation, administrative action, or judicial proceeding is now pending, nor is any Hotel presently operating under any court order or administrative agreement in regard to alleged sex, age, or racially discriminatory practices.

                 (j) Zoning. To STH's or any STH Subsidiary's knowledge, except as set forth on Schedule 6.1(j) hereto, there are no pending or, to STH's knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any Hotel; neither STH nor any STH Subsidiary has received any notice from any Governmental Authority of zoning, building, fire, water, use, health, environmental or other violations of Applicable Law issued in respect of any Hotel that have not been heretofore corrected, and no such violations exist; all of the Improvements and the present uses thereof are permitted, conforming structures and uses under all applicable zoning and building laws and ordinances.

                 (k) Parties in Possession. There are no adverse parties in possession of any of the Hotels or of any part thereof and no parties in possession thereof except STH and the tenants under the Leases, except as otherwise expressly disclosed herein, and no party has been granted any license, lease, or other right relating to the use or possession of any of the Hotels except the tenants under the Leases, or except as otherwise expressly disclosed herein.

                 (l) No Other Contracts. There are no contracts or other obligations outstanding for the sale, exchange or transfer of any of the Hotels or any portion thereof or the business operated thereon.

                 (m) Utilities. All utilities required by Applicable Laws for the operation of all of the Improvements including, but not limited to, water, sewer, gas and electric, enter each parcel of Land through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public or private easements which inure to the benefit of STH. All of said utilities are installed and operating and all installation and connection charges have been paid in full and no fact, condition, or proceeding exists which would result in the termination or impairment of the furnishing of or an increase in rates or services to any of the Hotels of the foregoing utility services.

                 (n) Access to Land. There are adequate means of ingress and egress for vehicular and pedestrian traffic to and from each parcel of Land and each adjoining street, road or highway. All routes of ingress and egress to and from each parcel of Land, to the extent they pass through adjoining land do so in accordance with valid public or private easements which inure to the benefit of STH. To STH's or any STH Subsidiary's knowledge no parcel of Land or any Improvements located thereon violates any restriction, condition or agreement contained in any easement, reciprocal easement, restrictive covenant, or similar instrument or agreement affecting such Land or Improvements or any part thereof.

                 (o) Maintenance and No Defects. To STH's or any STH Subsidiary's knowledge, the roofs of the buildings comprising all of the Improvements are free of material leaks; the foundations and all mechanical systems including air-conditioning, plumbing, heating, sewage drainage and electrical have been maintained in all material respects in accordance with industry practices.

                 (p) Insurance. Neither STH nor any STH Subsidiary has received, and has no other knowledge or information of, any written notice from any insurance company or board of fire underwriters requesting the performance of any material work or alteration with respect to any of the Hotels, or requiring an increase in the insurance rates applicable to any of the Hotels. To the knowledge of STH, all of the Hotels comply with the requirements of all insurance carriers providing insurance therefor.

                 (q) Property Not in Flood Area. No portion of any parcel of Land is situated in an area designated by the Secretary of the United States Department of Housing and Urban Development (or by any other federal, state, municipal, or other governmental instrumentality) as having special flood or mudslide hazards.

                 (r) Compliance with Architectural Barriers Legislation. To STH's knowledge, except as set forth on Schedule 6.1(r) hereto, all of the Improvements were built and continue to be in full compliance with all legal requirements relative to architectural barriers or accommodations of disabled persons, including, without limitation, applicable Architectural Barriers Legislation.

                 (s) Environmental. To STH's knowledge, except as set forth on Schedule 6.1(s) hereto, there are no Environmental Conditions and there is no Environmental Noncompliance with respect to any Hotel. All material Permits have been obtained, are valid and in good standing. To STH's knowledge, all operations on or at each Hotel are and have been conducted in material compliance with all applicable Environmental Laws. Neither STH nor any STH Subsidiary has received any Notification from any governmental instrumentality seeking any information or alleging any violation of any Applicable Law or Environmental Law. Neither STH nor any STH Subsidiary has caused or permitted any Hotel to be used to generate, manufacture, refine, transport, treat, recycle, store, handle, dispose of, transfer, produce, or process any Hazardous Materials or solid waste, except in small quantities utilized in connection with routine maintenance or repair of the Hotel, all of which have been and will be stored, used, handled, and disposed of in full compliance with all Environmental Laws other than such noncompliance that, individually or in the aggregate, will not have an STH Material Adverse Effect. Neither STH nor any STH Subsidiary has caused or permitted, and has no knowledge of, any Release of any such Hazardous Materials on-site or off-site of any Hotel other than such releases that, individually or in the aggregate, will not have an STH Material Adverse Effect.

         6.2 STH Deliverables. STH has, prior to the execution of this Agreement, delivered to PMCT, or provided PMCT access to, true and correct copies of each of the following:

                 (a) Leases. Each Lease covering or relating to each Hotel, together with any amendments thereto or other documents creating further obligations or agreements in connection therewith.

                 (b) Operating Statements. Operating statements covering the Hotel for the fiscal year ended December 31, 1997, which statements are prepared in the ordinary course of STH's business and form the basis for STH's financial statements.

                 (c) Tax Statements. Copies of the most recent ad valorem and personal property tax statements with respect to each Hotel received.

                 (d) Plans and Specifications. A full set of "as-built" plans, specifications and architectural floor plans for all of the Improvements to the extent available, and the name and address of the project architects, if known.

                 (e) Operating Agreements. A list of all Operating Agreements together with a copy of each Operating Agreement.

                 (f) List of Defects. A list of all defects or malfunctions affecting any part of the Hotels and of which STH or any STH Subsidiary has knowledge with respect to foundations, walls, roofs, heating, electrical, plumbing or air conditioning equipment or systems, and drainage or sewage equipment or systems other than such defects or malfunctions that, individually or in the aggregate, will not result in an STH Material Adverse Effect.

                 (g) Insurance Policies. Copies of all of STH's or an STH Subsidiary's fire, hazard, liability and other insurance policies currently in force with respect to the Hotels.

                 (h) Commission Agreements. All leasing or other commission agreements with respect to the Hotels and a list of all unpaid commissions which identifies the payee, amount and date or event upon which such commission will become due and payable.

                 (i) Updated record searches relating to existing environmental site assessments for each Hotel.

                 (j) A written architectural review of each Hotel previously identified and agreed upon by STH and PMCT (each an "Architectural Review") to determine such Hotel's compliance with Architectural Barriers Legislation by an architect certified as to such matters and reasonably acceptable to PMCT. Such Architectural Review shall contain an estimate of the cost of bringing any noncomplying Hotel into compliance with all Architectural Barriers Legislation.

         6.3 STH Property Reports. STH shall, as soon as possible but in no event later than forty-five (45) days from the date hereof (except as provided below), cause to be furnished to PMCT:

                 (a) Copies of the current Title Policies held by STH as to each Hotel;

                 (b) Title Updates as to each Hotel where there is existing title insurance and, at STH's option, title reports or updates to legal opinions where there are legal opinions, in all cases dated as of a date following the date hereof. At such time as STH causes the Title Updates or such reports or opinions to be furnished to PMCT, STH shall further cause to be furnished to PMCT true, correct, and legible copies of all instruments referred to in each Title Update, report or opinion as conditions or exceptions to title to each Hotel, including liens, which have not previously been provided pursuant to Section 6.3(a), and a certificate stating that a search has been made of both the state and county records wherein financing statements and security agreements are filed pursuant to the Uniform Commercial Code of the state in which the Hotel is located and that such search indicates all security interests or liens of any kind or nature, including, but not limited to, any equipment financing or leasing arrangements, that are claimed by any person against the Hotel, or any part thereof; and

                 (c) A copy of the Survey of each parcel of Land and the Improvements located thereon previously identified and agreed upon by STH and PMCT, prepared by the Surveyor, dated as of a date following the issuance of the certificate of occupancy with respect to the applicable Hotel, to the extent not previously provided to PMCT. Such Surveys shall include a metes and bounds legal description of each parcel of Land, shall accurately show the location and dimensions of all the Improvements located thereon, encroachments, uses (including the location of all highways, streets, roads, easements, alleys and rights-of-way upon or adjacent to the Land) and encumbrances which are visible on the ground or listed on the applicable Title Policy and Title Update (identifying each by volume and page reference, if applicable), shall recite an exact area of the Land, shall show all building set-back lines, shall contain a certificate specifically addressed to PMCT and STH which shall substantially state "(i) this survey is true and correct, was made on the ground as per the field notes shown hereon, correctly shows the boundary lines and dimensions and area of the land indicated hereon and each individual parcel thereof indicated hereon, correctly shows the location of all buildings, structures and other improvements and visible items on the subject property, and correctly shows the location and dimensions of all easements, alleys, streets, roads, rights-of-way, building set-back lines and other matters of record of which the undersigned has been advised affecting the subject property according to the legal description in such easements and other matters (with instrument, book and page number indicated); (ii) except as shown, there are no improvements, easements, rights-of-way, party walls, visible uses, conflicts, or other matters of record of which the undersigned has been advised affecting the subject property, there are no encroachments or protrusions onto adjoining premises, streets or alleys by any buildings, structures or other improvements on the subject property, there are no encroachments on the subject property by buildings, structures or other improvements situated on adjoining premises, and there are no encroachments on any easements located on the subject property by any buildings, structures or other improvements situated on the subject property; (iii) the distance from the nearest intersecting street and road to the subject property is as shown hereon; and (iv) no part of the subject property is within an area designated on a Federal Flood Insurance Rate Map or Flood Hazard Boundary Map as having special flood hazards." The Survey (i) as to Hotels located in Texas, must conform to the current Texas Surveyors Association Standards and Specifications for a Category IA, Condition II Survey and (ii) as to Hotels located in all other states, must be prepared as an "Urban" class survey according to "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" as adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992. STH shall provide the Surveyor with a copy of this Section 6.3(c) when the Survey is ordered.

                 (d) A schedule of all operating inventory at the Hotels as of a date no more than five business days prior to the Closing Date.

                                   ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF PMCT

PMCT represents and warrants to STH as set forth below.

         7.1     Existence; Good Standing; Authority; Compliance with Law.
PMCT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Texas. PMCT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of PMCT and its subsidiaries (each a "PMCT Subsidiary") taken as a whole (a "PMCT Material Adverse Effect"). PMCT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each PMCT Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a PMCT Material Adverse Effect.

         Neither PMCT nor any PMCT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which PMCT or any PMCT Subsidiary or any of their respective properties or assets is subject, where such violation would have a PMCT Material Adverse Effect. PMCT and the PMCT Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a PMCT Material Adverse Effect. Complete and correct copies of PMCT's Declaration of Trust and the PMCT Subsidiaries' charters and bylaws, which reflect all amendments made thereto, have been delivered or made available to STH and its counsel. The minute books and other records of PMCT and the PMCT Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Trust Managers of PMCT and the boards of directors of the PMCT Subsidiaries. Neither PMCT nor any PMCT Subsidiary is in default under or in violation of any provision of their respective charters or bylaws. For the purposes of the immediately preceding sentence, the term "PMCT Subsidiary" shall include the entities set forth on
Schedule 7.4 attached hereto, which are all of PMCT's subsidiaries.

         7.2 Authorization, Validity and Effect of Agreements. PMCT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which each of them is a party (the "PMCT Ancillary Agreements"). Subject only to the approval of the issuance of the shares of PMCT Common Shares pursuant to the Merger contemplated hereby by the holders of two-thirds of the outstanding shares of PMCT Common Shares, present and voting thereon, the consummation by PMCT of this Agreement, the PMCT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of PMCT and no other action on the part of PMCT is necessary to authorize this Agreement, the PMCT Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement constitutes, and the PMCT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of PMCT enforceable against PMCT in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

         7.3 Capitalization. The authorized capital stock of PMCT consists of 100,000,000 shares of beneficial interest, which may consist of PMCT Common Shares or such other types of classes of securities as PMCT's Board of Trust Managers may, from time to time, create. As of June 3, 1998, (a) there were 6,509,231 shares of PMCT Common Shares issued and outstanding and (b) no shares of PMCT Common Shares were held by PMCT in its treasury. PMCT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of PMCT on any matter. All such issued and outstanding shares of PMCT Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 7.3 hereto, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate PMCT or any of the PMCT Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of PMCT or any of the PMCT Subsidiaries, other than the issuance, by PMCT of up to 95,021 PMCT Common Shares upon the exercise of stock options issued to employees and trust managers. There are no agreements or understandings to which PMCT is a party with respect to the voting of any shares of PMCT Common Shares or which restrict the transfer of any such shares, except in order to protect its REIT status. There are no bonds, debentures, notes or other indebtedness of PMCT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of PMCT may vote. There are no outstanding contractual obligations of PMCT or any of the PMCT Subsidiaries to repurchase, redeem or otherwise acquire any shares of PMCT or any capital stock, voting securities or other securities or other ownership interests in any of the PMCT Subsidiaries or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than one of the PMCT Subsidiaries).

         7.4 Subsidiaries. Except as set forth in Schedule 7.4 hereto, PMCT owns directly or indirectly all of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the PMCT Subsidiaries listed on Schedule 7.4 free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of or other equity interest in each of the PMCT Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The following information for each PMCT Subsidiary is set forth on Schedule 7.4, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital or partnership or other interests; (c) the name of each shareholder or owner of an equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it; and (d) the name, ownership structure and equity owners of the general partner(s).

         7.5 Other Interests. Except for interests in the PMCT Subsidiaries, neither PMCT nor any PMCT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

         7.6 No Violation. Neither the execution and delivery by PMCT of this Agreement or the PMCT Ancillary Agreements nor the consummation by PMCT of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will: (a) conflict with or result in a breach of any provisions of the Declaration of Trust or Bylaws of PMCT; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of PMCT's Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of PMCT or the PMCT Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which PMCT or any of the PMCT Subsidiaries is a party, or by which PMCT or any of the PMCT Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a PMCT Material Adverse Effect; or (d) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a PMCT Material Adverse Effect.

         7.7 SEC Documents. Schedule 7.7 hereto sets forth all reports, schedules, forms, statements and other documents PMCT has filed with the SEC pursuant to the Securities Act and the Exchange Act since June 25, 1993 (the "PMCT Reports") and such PMCT Reports constitute all reports, schedules, forms, statements and other documents required to be filed by PMCT under the Securities Laws since such date.

         As of their respective dates, the PMCT Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of PMCT included in or incorporated by reference into the PMCT Reports (including the related notes and schedules) (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP, and (iii) fairly presented in all material respects the consolidated financial position of PMCT and the PMCT Subsidiaries as of its date in conformity with GAAP. Each of the consolidated statements of income, retained earnings and cash flows of PMCT included in or incorporated by reference into the PMCT Reports (including any related notes and schedules) (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP, and (C) fairly presented the results of operations, retained earnings or cash flows, as the case may be, of PMCT and the PMCT Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in conformity with GAAP.

         Except as and to the extent set forth in the PMCT Reports and except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither PMCT nor any of the PMCT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of PMCT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a PMCT Material Adverse Effect.

         7.8 Litigation. There are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which PMCT or any PMCT Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of PMCT, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound, and (b) except as set forth in Schedule 7.8 hereto, no actions, suits or proceedings pending against PMCT or any PMCT Subsidiary or, to the knowledge of PMCT, against any of its directors, officers, or affiliates or, to the knowledge of PMCT, threatened against PMCT or any PMCT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (a) or (b) above are reasonably likely, individually or in the aggregate, to have a PMCT Material Adverse Effect.

         7.9 Absence of Certain Changes. Except as disclosed in the PMCT Reports filed with the SEC prior to the date hereof, since the date of the most recent financial statements included in the PMCT Reports (the "Financial Statement Date"), (a) PMCT and the PMCT Subsidiaries have conducted their business in all material respects in the ordinary course of such business (which, for purposes of this Section 7.9 only, shall include all financing arrangements made in connection with the acquisition and/or development of real estate properties); (b) no event has caused a PMCT Material Adverse Effect and there has been no event, occurrence or circumstance that with the passage of time would reasonably be expected to cause a PMCT Material Adverse Effect; (c) except as otherwise permitted pursuant to the terms of this Agreement, as of the date hereof there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the PMCT Common Shares or any split, combination or reclassification of the PMCT Common Shares; and (d) there has not been any material change in PMCT's accounting principles, practices or methods. There are no material unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting PMCT or any PMCT Subsidiary or to which one of them is a party.

         7.10 Taxes. Except as set forth on Schedule 7.10 hereto, PMCT and each of its Subsidiaries (a) have timely filed all federal, state and foreign tax returns, including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement, or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete to the knowledge of PMCT in all material respects, (b) has paid or accrued in accordance with GAAP all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (c) has properly accrued in accordance with GAAP all material taxes for such periods subsequent to the periods covered by such returns. Except as set forth on Schedule 7.10 hereto, neither PMCT nor any of the PMCT Subsidiaries has received written notice that the federal, state and local income and franchise tax returns of PMCT or any PMCT Subsidiary will be examined by any taxing authority. Except as set forth on
Schedule 7.10 hereto, neither PMCT nor any of the PMCT Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

         Except as set forth on Schedule 7.10 hereto, neither PMCT nor any of the PMCT Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by PMCT and each of the PMCT Subsidiaries have been delivered to STH or made available to representatives of STH. Except as set forth on
Schedule 7.10 hereto, the tax returns filed by PMCT and any PMCT Subsidiary have not been, and are not being, to the knowledge of PMCT, examined by the IRS or other relevant taxing authorities for any period nor are there any pending or, to the knowledge of PMCT, threatened examinations or tax claims asserted by any such authorities. There are no tax liens on any of the property of PMCT. Except as otherwise disclosed on Schedule 7.10, PMCT is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. PMCT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1994 through 1997, inclusive (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger, and (iii) has not taken or omitted to take and will not take or omit to take any action which could result in, and each of the executive officers of PMCT, each acting in his or her respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. Following consummation of the Merger in accordance with the provisions of this Agreement, PMCT will continue to meet the requirements for qualification and taxation as a REIT under the Code. PMCT represents that each of its Subsidiaries which is a corporation for federal income tax purposes and of which all the outstanding capital stock is owned solely by PMCT (or by PMCT and one or more of the PMCT Subsidiaries or by one or more of the PMCT Subsidiaries) is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither PMCT nor any of the PMCT Subsidiaries holds any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 7.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

         7.11 Books and Records. The books of account and other financial records of PMCT and the PMCT Subsidiaries are accurately reflected in all material respects in the financial statements included in the PMCT Reports.

         7.12 Employee Benefit Plans. All employee benefits plans and other benefit arrangements covering employees of PMCT and the PMCT Subsidiaries (the "PMCT Benefit Plans") are set forth on Schedule 7.12. True and complete copies of the PMCT Benefit Plans have been or will be made available to STH. To the extent applicable, the PMCT Benefit Plans comply, in all material respects, with the requirements of ERISA, and the Code, and any PMCT Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No PMCT Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No PMCT Benefit Plan nor PMCT has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each PMCT Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto.

         Except as set forth on Schedule 7.12, there are no pending or, to the knowledge of PMCT, threatened claims against or otherwise involving any of the PMCT Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of PMCT Benefit Plan activities) has been brought against or with respect to any such PMCT Benefit Plan, except for any of the foregoing which would not have a PMCT Material Adverse Effect. All material contributions required to be made as of the date hereof to the PMCT Benefit Plans have been made or provided for. Neither PMCT nor any PMCT Subsidiary has any liabilities or obligations with respect to any such PMCT Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of PMCT are any such liabilities or obligations expected to be incurred. Neither PMCT nor any entity under "common control" with PMCT within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

         Except as set forth on Schedule 7.12, PMCT does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and PMCT has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

         7.13 Labor Matters. Neither PMCT nor any of the PMCT Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of PMCT, threatened against PMCT or the PMCT Subsidiaries relating to their business, except for any such proceeding which would not have a PMCT Material Adverse Effect. To the knowledge of PMCT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of PMCT or any of the PMCT Subsidiaries. There have been no material work stoppages, strikes or other concerted actions by employees of PMCT or any of the PMCT Subsidiaries other than those that would not have a PMCT Material Adverse Effect.

         7.14 No Brokers. Except the fee to be paid to J.C. Bradford & Co. by PMCT as described below, PMCT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of PMCT or STH to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. PMCT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         7.15 Opinion of Financial Advisor. PMCT has retained J.C. Bradford & Co. to review the transactions contemplated by this Agreement and to issue an opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to PMCT and the holders of PMCT Common Shares.

         7.16 STH Share Ownership. Except as expressly described in the Recitals hereto or as may be set forth in Schedule 7.16, neither PMCT nor any of the PMCT Subsidiaries owns any shares of capital stock of STH or other securities convertible into capital stock of STH.

         7.17 PMCT Common Shares. The issuance and delivery by PMCT of PMCT Common Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of PMCT except for the approval of its shareholders contemplated by this Agreement. The PMCT Common Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         7.18 Convertible Securities. PMCT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of PMCT Common Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

         7.19 Related Party Transactions. Schedule 7.19 hereto sets forth a list of all arrangements, agreements and contracts entered into by PMCT or any of the PMCT Subsidiaries with (a) any consultant, or (b) any person who is an officer, director or affiliate of PMCT or any of the PMCT Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Copies of such documents, all of which have been or will be delivered or made available to STH prior to May 8, 1998, are or will be true, complete and correct when delivered or made available.

         7.20 Contracts and Commitments. Except for loan commitments made by PMCT in the ordinary course of its business, Schedule 7.20 sets forth (a) all unsecured notes or other obligations of PMCT and the PMCT Subsidiaries which individually may result in total payments in excess of $750,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the PMCT properties or personal property of PMCT and the PMCT Subsidiaries, and
(c) each Commitment entered into by PMCT or any of the PMCT Subsidiaries which individually may result in total payments or liability in excess of $750,000. True and correct copies of the foregoing have been delivered or made available to STH. None of PMCT or any of the PMCT Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (a) or (b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All joint venture agreements to which PMCT or any of the PMCT Subsidiaries is a party are set forth on Schedule 7.20 and PMCT or the PMCT Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

                                   ARTICLE 8

                                   COVENANTS

         8.1 Acquisition Proposals. Prior to the Effective Time, STH and PMCT each agree (a) that neither of them nor any of their Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, trust managers, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase 20% or more of the assets or equity securities (or any debt securities convertible into equity securities) of, such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 8.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
8.1 shall prohibit the Board of Trust Managers or the Board of Directors of such party from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board of Trust Managers or Board of Directors of such party determines in good faith that such action is required for such body to comply with its fiduciary duties to shareholders imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for such body to comply with its fiduciary duties to shareholders imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

         Nothing in this Section 8.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 10 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

         8.2 Earnings and Profits Dividend. The Earnings and Profits Dividend shall be paid to STH shareholders of record as of a date not more than five (5) trading days nor fewer than three (3) trading days before the Closing Date. STH shall declare such dividend not less than 10 days nor more than 15 days prior to the record date for such dividend. STH and PMCT shall cause the Earnings and Profits Dividend to be distributed immediately following the Closing.

         8.3     Conduct of Businesses.

         (a) Prior to the Effective Time, except as may be set forth in the schedules to this Agreement or as contemplated by this Agreement, unless the other party has consented in writing thereto, PMCT and STH:

                 (i) Shall use their reasonable efforts, and shall cause each of their respective Subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                 (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 8.1, any proposals to engage in material transactions;

                 (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein; and

                 (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         (b) Prior to the Effective Time, except as may be set forth in the schedules to this Agreement, unless PMCT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, STH:

                 (i) Shall, and shall cause each of the STH Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                 (ii) Shall not amend its Certificate of Incorporation or Bylaws;

                 (iii)    Shall not merge or consolidate with any other person;

                 (iv) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right (other than so-called "reload options" which have heretofore been authorized for issuance in connection with the application of existing STH Common Stock to the exercise price of existing options) not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                 (v) Except for the payment of the Earnings and Profits Dividend in accordance with Section 8.2, shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

                 (vi) Other than in the ordinary course of its business, shall not, and shall not permit any of the STH Subsidiaries to, sell or otherwise dispose of (A) any Land, Hotel Improvements, Personal Property or any of its capital stock of or other interests in the STH Subsidiaries, in each case which are material, individually or in the aggregate, or (B) except as otherwise contemplated by the Agreement of Sale, any of its other assets which are material, individually or in the aggregate;

                 (vii) Other than in the ordinary course of its business, shall not, and shall not permit any of the STH Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

                 (viii) Shall not, and shall not permit any of the STH Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of STH included in the STH Reports or incurred in the ordinary course of business consistent with past practice;

                 (ix) Shall not, and shall not permit any of the STH Subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $125,000 for all commitments;

                 (x) Shall not, and shall not permit any of the STH Subsidiaries to, enter into any commitment with any officer, director or affiliate of STH or any of the STH Subsidiaries except to the extent the same occur in the ordinary course of business consistent with past practice and would not have an STH Material Adverse Effect;

                 (xi) Shall manage and operate each Hotel in all material respects in accordance with the practices and in the manner it was managed and operated on the date hereof;

                 (xii) Shall maintain in all material respects the Improvements and FF&E in a manner consistent with past practices;

                 (xiii) Shall enter into no material agreement with respect to the operation or maintenance of any portion of any Hotel without the prior written consent of PMCT;

                 (xiv) Other than in the ordinary course of business, shall not, without the prior written consent of PMCT, permit any material structural modifications or additions to any Hotel, or sell or permit to be sold or otherwise dispose of any item or group of items constituting a portion of any Hotel;

                 (xv) Shall maintain STH's existing or comparable insurance coverage with respect to each Hotel from the date of execution of this Agreement through the Effective Time or earlier termination of this Agreement;

                 (xvi) Shall not further encumber or permit encumbrance of any Hotel in any manner;

                 (xvii) Shall promptly notify PMCT in writing of the receipt by STH of any material written levy (or threatened levy) against any Hotel of any special governmental assessment or similar occurrence;

                 (xviii) Shall promptly notify PMCT in writing of any violation, alleged violation or anticipated violation, of any Applicable Law or Environmental Law, of which it gains knowledge or is notified which is likely to have a STH Material Adverse Effect;

                 (xix) Shall not execute an assignment of any Lease, an assignment of any rent accruing under any Lease or the assignment of any room rent or booking; and

                 (xx) To the extent a notice of assumed name or similar document relating to any name, trademark, trade style or trade name assigned or passed to PMCT hereunder has been filed with any federal, state, county or local governmental agency, shall, at PMCT's request, withdraw such filing and assist PMCT in any reasonable manner to protect PMCT's interest in any such name, trademark, trade style, trade name or Servicemark assigned or passed to PMCT hereunder.

         (c) Prior to the Effective Time, except as may be set forth in the schedules to this Agreement, unless STH has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, PMCT:

                 (i) Shall, and shall cause each of the PMCT Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                 (ii)     Shall not amend its Declaration of Trust or Bylaws;

                 (iii)    Shall not merge or consolidate with any other person;

                 (iv) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any of its shares of beneficial interest, effect any share split, reverse share split, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any of its shares of beneficial interest, (C) amend any employment agreement with any of its present or future officers or trust managers, or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan);

                 (v) Shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (A) its regular quarterly dividends not to exceed per quarter $0.50 per share of PMCT Common Shares, (B) a special dividend payable to PMCT shareholders contemporaneously with the Closing in an amount not to exceed $0.50 per share, and (C) any other dividend or distribution necessary for PMCT to maintain its ability to qualify to be taxed as a REIT under the Code;

                 (vi) Except as will be set forth in the schedules to this Agreement, shall not, and shall not permit any of the PMCT Subsidiaries to, sell or otherwise dispose of, except in the ordinary course of business, any of its assets which are material, individually or in the aggregate;

                 (vii) Shall not, and shall not permit any of the PMCT Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of PMCT included in the PMCT Reports or incurred in the ordinary course of business consistent with past practice;

                 (viii) Shall not, and shall not permit any of the PMCT Subsidiaries to, enter into any Commitment which individually may result in total payments or liability by or to it in excess of $750,000 other than in the ordinary course of business; and

                 (ix) Shall not, and shall not permit any of the PMCT Subsidiaries to, enter into any Commitment with any officer, director or affiliate of PMCT or any of the PMCT Subsidiaries, except as provided herein or in the Schedules to this Agreement and except in the ordinary course of business.

         8.4 Damage to Property. STH agrees to give PMCT prompt notice of any material fire or other material casualty affecting any of the Hotels between the date hereof and the Closing Date or of any actual or threatened taking or condemnation of all or any portion of any of the Land or the Improvements.

         8.5 Meetings of Shareholders. Each of PMCT and STH will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its shareholders as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its shareholders to (a) in the case of PMCT, the approval of the issuance of the shares of PMCT Common Shares pursuant to the Merger and (b) in the case of STH, the approval of this Agreement and the transactions contemplated hereby. The Board of Trust Managers of PMCT and the Board of Directors of STH shall each recommend such approval and PMCT and STH shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 8.9); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Trust Managers of PMCT or the Board of Directors of STH, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law as advised by counsel.
PMCT and STH shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

         8.6 Filings; Other Action. Subject to the terms and conditions herein provided, STH and PMCT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, third party secured and unsecured lenders and rating agencies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to STH and PMCT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors or trust managers of PMCT and STH shall take all such necessary action.

         8.7 Inspection of Records. From the date hereof to the Effective Time, each of STH and PMCT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of STH and PMCT and their respective Subsidiaries.

         8.8 Publicity. The initial press release relating to this Agreement shall be a joint release and thereafter STH and PMCT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         8.9 Registration Statement. As soon as practicable following the date of this Agreement, PMCT and STH shall prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement") in form and substance satisfactory to each of PMCT and STH, and PMCT shall prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of PMCT and STH shall use its best efforts to (a) respond to any comments of the SEC and
(b) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, PMCT or STH, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of PMCT and the stockholders of STH such amendment or supplement. PMCT shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. PMCT agrees the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of PMCT and STH, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by PMCT in reliance upon and in conformity with written information concerning STH furnished to PMCT by STH specifically for use in the Proxy Statement. STH agrees the written information provided by it specifically for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of PMCT and STH, or, in the case of written information provided by STH specifically for inclusion in the Registration Statement or any amendments or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PMCT will advise STH, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the PMCT Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         8.10 Listing Application. PMCT shall promptly prepare and submit to the American Stock Exchange ("AMEX") a listing application covering the PMCT Common Shares issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such PMCT Common Shares, subject to official notice of issuance.

         8.11 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

         8.12 Expenses. Subject to Section 10.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, other than those associated with the filing, printing and distribution of the Proxy Statement and the Registration Statement which shall be borne by PMCT, shall be paid by the party incurring such expenses.

         8.13 Governance. PMCT's Board of Trust Managers shall take all action necessary to cause the full Board of Trust Managers of PMCT at the Effective Time to take all such action necessary to cause Paul J. Schulte to be selected and elected as a trust manager of PMCT for a term expiring at the 1999 annual meeting of shareholders, following the Effective Time, to fill one new position to be created in connection with the transaction contemplated hereby; provided that, notwithstanding the foregoing, the shareholders of PMCT at the 1999 annual meeting of shareholders shall vote on the election of Mr. Schulte for a one year term. If, prior to the Effective Time, such person shall decline or be unable to serve as a trust manager, STH shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to PMCT.

         8.14 Reorganization. From and after the date hereof and until the Effective Time, neither PMCT nor STH nor any of their respective Subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, PMCT shall not take any action that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         8.15 Third Party Consents. PMCT and STH each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

         8.16 Efforts to Fulfill Conditions. PMCT and STH each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

         8.17 Representations, Warranties and Conditions Prior to Closing. Neither PMCT nor STH shall voluntarily take any action that would reasonably be expected to cause its representations and warranties contained in this Agreement not to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, PMCT and STH each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to or becomes untrue in any material respect or (b) if PMCT or STH fails to perform or comply in any material respect with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply in any material respect with any of its covenants or agreements contained in this Agreement.

         8.18 Cooperation of the Parties. PMCT and STH each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

         8.19 Tax Election. PMCT agrees to timely file a Notice 88-19 Election with respect to built-in gain assets acquired by PMCT as a result of the Merger, which election will provide that PMCT will be taxed upon built-in gain with respect to the sale of any such property within ten years after the Closing Date to the extent the fair market value of such property at Closing exceeds the adjusted tax basis of such property at Closing.

         8.20    Directors and Officers Insurance.

         (a) PMCT shall provide, or shall cause the Surviving Entity to provide, STH's current covered insureds continuation coverage under STH's existing Directors and Officers Liability and Employment Practice Liability insurance and indemnification policy (including any fiduciary liability policy) to provide coverage with respect to any claims made during the six-year period following the Effective Time for events occurring prior to the Effective Time (the "D&O Insurance") or, if substantially equivalent insurance coverage is unavailable, the best available coverage and PMCT shall pay the deductible amounts associated with claims made under such D&O Insurance; provided, however, that the Surviving Entity shall not be required to pay one-time premium for the D&O Insurance in excess of $125,000, but if such annual premium would but for this proviso exceed such amount, the PMCT shall purchase as much coverage as possible for such amount.

         (b) The provisions of this Section 8.20 are intended to be for the benefit of, and shall be enforceable by, each such covered insured, and such covered insured's heirs and personal representatives and shall be binding on all successors and assigns of PMCT.

         8.21 PMCT Earnings and Profits Dividend. To the extent the Earnings and Profits Amount has been reduced as provided in the definition thereof, PMCT hereby agrees to pay to its shareholders of record as of a date after Closing, on a pro rata basis, the amount by which the Earnings and Profits Amount was so reduced on or prior to December 31, 1998. Such dividend payment shall be in addition to PMCT's regular quarterly dividend for such period.


                                   ARTICLE 9

                                   CONDITIONS

         9.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the Declaration of Trust of PMCT and the Certificate of Incorporation and Bylaws of STH, and by applicable law or by applicable regulations of any stock exchange or other regulatory body and by the holders of the issued and outstanding shares of capital stock of STH and PMCT entitled to vote thereon.

                 (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                 (c) The Registration Statement shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect.

                 (d) PMCT shall have obtained the approval for the listing of the PMCT Common Shares issuable in the Merger on the AMEX, subject to official notice of issuance.

                 (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of PMCT and STH (and their respective Subsidiaries), taken as a whole, following the Effective Time.

         9.2 Conditions to Obligations of STH to Effect the Merger. The obligation of STH to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by STH:

                 (a) PMCT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PMCT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except representations and warranties made as of a specific date (which shall be true and correct in all material respects as of such date), and STH shall have received a certificate of the President or an Executive Vice President of PMCT, dated the Closing Date, certifying to such effect.

                 (b) STH shall have received the opinion of Winstead Sechrest & Minick P.C. of Dallas, Texas ("PMCT's Counsel"), dated the Closing Date, to the effect that commencing with its taxable year ended December 31, 1994, PMCT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, PMCT's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations) and to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that STH and PMCT will each be a party to that reorganization within the meaning of Section 368(a) of the Code and as to such other customary matters as STH may reasonably request, such opinion to be reasonably satisfactory to STH. In rendering its opinion, PMCT's Counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers of STH and PMCT.

                 (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of PMCT and the PMCT Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a PMCT Material Adverse Effect.

                 (d) The opinion of ABN AMRO Incorporated addressed to the Board of Directors of STH that the consideration to be received by the stockholders of STH is fair, from a financial point of view, shall not have been withdrawn or materially modified.

                 (e) PMCT shall have entered into the Super 8 Assignment Agreement.

         9.3 Conditions to Obligation of PMCT to Effect the Merger. The obligations of PMCT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
PMCT:

                 (a) STH shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of STH contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date and PMCT shall have received a certificate of the Chief Executive Officer, President or an Executive Vice President of STH dated the Closing Date, certifying to such effect.

                 (b) PMCT shall have received the opinion of PMCT's Counsel, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that PMCT and STH will each be a party to that reorganization within the meaning of Section 368(a) of the Code. PMCT shall also have received an opinion from McGrath, North, Mullin & Kratz, P.C. ("STH's Counsel") as to such customary matters as PMCT may reasonably request, such opinion to be reasonably satisfactory to PMCT. In rendering its opinion, STH's Counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers of PMCT and STH.

                 (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of STH and the STH Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an STH Material Adverse Effect.

                 (d) Each "affiliate" of STH (within the meaning of the Securities Laws) listed on Exhibit 9.3(d) hereto shall have delivered to PMCT a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any of the PMCT Common Shares issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to PMCT, is exempt from the registration requirements of the Securities Act and that the certificates representing the PMCT shares issued to him or her in the Merger may bear a legend to such effect.

                 (e) STH and Supertel Management shall have entered into the STH Ancillary Documents.

                 (f) The opinion of J.C. Bradford & Co. addressed to the Board of Trust Managers of PMCT that the Exchange Ratio is fair, from a financial point of view, to PMCT and the holders of PMCT Common Shares, shall not have been withdrawn or materially modified.

                                   ARTICLE 10

                                  TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of STH or PMCT or by the mutual written consent of PMCT and STH, with the prior approval of their Boards of Trust Managers or Directors, respectively.

         10.2 Termination by Either PMCT or STH. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of STH or the Board of Trust Managers of PMCT if (a) the Merger shall not have been consummated by November 30, 1998, (b) a meeting of STH's stockholders shall have been duly convened and held and the approval of STH's stockholders required by Section 9.1(a) shall not have been obtained at such meeting or at any adjournment thereof, (c) a meeting of PMCT's shareholders shall have been duly convened and held and the approval of PMCT's shareholders required by
Section 9.1(a) shall not have been obtained at such meeting or at any adjournment thereof, (d) PMCT or STH elects to terminate this Agreement pursuant to Section 4.1(a), or (e) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause (e) shall have used commercially reasonable efforts to remove such order, decree, ruling or injunction, and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. The notice of termination shall include the reasons, if any, for such termination and shall be considered Confidential Material under Section 11.6.

         10.3 Termination by STH. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of STH referred to in
Section 9.1(a), by action of the Board of Directors of STH, if (a) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by counsel, the Board of Directors of STH determines that such termination is required by reason of an STH Acquisition Proposal being made, (b) the Board of Trust Managers of PMCT withdraws, materially modifies or changes in a manner materially adverse to STH its recommendations to PMCT's shareholders of this Agreement or the Merger, (c) the Board of Trust Managers of PMCT postpones the date scheduled for the meeting of shareholders of PMCT to approve this Agreement and the transactions contemplated hereby beyond October 31, 1998 or fails to set a date for such meeting by such date, except with the written consent of STH, (d) there has been a breach by PMCT of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a PMCT Material Adverse Effect, which breach is not curable by October 31, 1998, (e) there has been material breach of any of the covenants or agreements set forth in this Agreement on the part of PMCT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by STH to PMCT, or (f) the per share Earnings and Profits Dividend payable to each holder of STH Common Stock at Closing would be less than $3.00 per share.

         10.4 Termination by PMCT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of PMCT referred to in Section 9.1(a), by action of the Board of Trust Managers of PMCT, if (a) the Board of Directors of STH withdraws, materially modifies or changes in a manner materially adverse to PMCT its recommendation to STH's stockholders of this Agreement or the Merger, (b) the Board of Directors of STH postpones the date scheduled for the meeting of stockholders of STH to approve this Agreement and the transactions contemplated hereby beyond October 31, 1998 or fails to set a date for such meeting by such date, except with the written consent of PMCT, (c) there has been a breach by STH of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an STH Material Adverse Effect, which breach is not curable by October 31, 1998, (d) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of STH, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by PMCT to STH, or (e) the aggregate amount of Indebtedness is greater than $73 million, unless such excess is the result of general market conditions.

         10.5    Effect of Termination and Abandonment.

         (a)(i) If an election to terminate this Agreement is made by PMCT pursuant to Section 10.2(b) or by STH pursuant to Section 10.3(a), and an Acquisition Proposal relating to STH shall have been made and, within one year from the date of such termination, STH consummates that STH Acquisition Proposal or enters into an agreement to consummate an STH Acquisition Proposal which is subsequently consummated within 18 months from the date of such termination, STH shall pay to PMCT, provided PMCT was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to the lesser of (A) $1,200,000 (the "Liquidated Damages Amount") and (B) the maximum amount permitted as liquidated damages pursuant to applicable Delaware law, provided that the Liquidated Damages Amount shall not exceed the sum of (1) the maximum amount that can be paid to PMCT without causing PMCT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by PMCT's certified public accountants, plus
         (2) an amount equal to the Liquidated Damages Amount less the amount payable under clause (1) above in the event PMCT receives a letter from PMCT's Counsel indicating that PMCT has received a ruling from the IRS to the effect that Liquidated Damages Amount payments constitute Qualifying Income. In addition to the Liquidated Damages Amount, PMCT shall be entitled to receive from STH (or its successor in interest) up to $700,000, the first $400,000 of which will consist of an unaccountable reimbursement of PMCT's costs and expenses and the remaining

         $300,000 will be for reimbursement of documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by PMCT.

                 (ii) If an election to terminate this Agreement is made by STH pursuant to Section 10.2(c) or by PMCT pursuant to Section 10.4(a), and an Acquisition Proposal relating to PMCT shall have been made and, within one year from the date of such termination, PMCT consummates that PMCT Acquisition Proposal or enters into an agreement or consummate a PMCT Acquisition Proposal which is subsequently consummated within 18 months from the date of such termination, PMCT shall pay to STH, provided STH was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, the Liquidated Damages Amount. In addition to the Liquidated Damages Amount, STH shall be entitled to receive from PMCT (or its successor in interest) up to $700,000, the first $400,000 of which will constitute of an unaccountable reimbursement of STH's costs and expenses and the remaining $300,000 will be for reimbursement of documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by STH.

                 (iii) The payments to which PMCT and STH are entitled under this Section 10.5(a) shall be their sole remedy with respect to the termination of this Agreement under the circumstances contemplated by this Section 10.5(a).

         (b) (i) If an election to terminate this Agreement is made by PMCT pursuant to (A) Section 10.2(b) (except as a result of a default or breach hereunder by PMCT) and no Acquisition Proposal with respect to STH is in existence at such time or (B) Section 10.4(e), PMCT shall be entitled to receive from STH all documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby (the "Expenses") incurred by PMCT, up to a maximum of $700,000. If an election to terminate this Agreement is made by STH pursuant to Section 10.3(f), PMCT shall be entitled to receive from STH all Expenses incurred by PMCT, up to a maximum of $300,000. The payments to which PMCT is entitled under this paragraph shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this paragraph.

                 (ii) If an election to terminate this Agreement is made by STH pursuant to Section 10.2(c) (except as a result of a default or breach hereunder by STH) and no Acquisition Proposal with respect to PMCT is in existence at such time, STH shall be entitled to recover from PMCT all Expenses incurred by STH, up to a maximum of $700,000. The payment to which STH is entitled under this paragraph shall be its sole remedy for termination of the Agreement in such circumstances.

         (c)     If this Agreement is terminated pursuant to Section 10.3(d),
Section 10.3(e), Section 10.4(c) or Section 10.4(d), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations hereunder at the time of such termination, pay the terminating party all Expenses, up to a maximum of $700,000, incurred by it and the non-terminating party shall remain liable to the terminating party for its breach.

         (d) The payment of the Liquidated Damages Amount or any of the Expenses pursuant to this Article 10 shall be by wire transfer or bank check, within 10 days of the date of the event that triggers the payment requirements set forth in this Article 10.

         (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 10, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Sections 8.8 and 8.12 and except for the provisions of Sections 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.11, 11.14, 11.15 and 11.17. In
the event PMCT is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its right hereunder.

         10.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors or Trust Managers, as the case may be, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Certain Definitions. Except as may otherwise be set forth in this Agreement, capitalized terms used but not defined herein shall have the meanings set forth in the glossary attached hereto as "Appendix A".

         11.2 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 4, Sections 8.2, 8.6, 8.13, 8.14, 8.19, 8.20 and 8.21, and this Article 11 shall survive the Merger.

         11.3 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

                 If to PMCT:

                          PMC Commercial Trust
                          Department 101
                          17290 Preston Road, 3rd Floor
                          Dallas, Texas 75252
                          Facsimile:  (972) 349-3265

                 with a copy to:

                          Mr. Lance B. Rosemore
                          President
                          PMC Commercial Trust
                          17290 Preston Road, 3rd Floor
                          Dallas, Texas   75252

                 and with a copy (which shall not constitute notice) to:

                          Winstead Sechrest & Minick P.C.
                          1201 Elm Street
                          5400 Renaissance Tower
                          Dallas, Texas 75270
                          Attention:  Kenneth L. Betts, Esq.
                          Facsimile:  (214) 745-5390

                 If to STH:

                          Mr. Paul J. Schulte
                          Chief Executive Officer
                          Supertel Hospitality, Inc.
                          309 North 5th Street
                          Norfolk, Nebraska 68701
                          Facsimile: (402) 371-4229

                 with a copy (which shall not constitute notice) to:

                          McGrath, North, Mullin & Kratz, P.C.
                          One Central Park Plaza, Suite 1400
                          222 South Fifteenth Street
                          Omaha, Nebraska  68102
                          Attention:  David L. Hefflinger, Esq.
                          Facsimile: (402) 341-0216





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
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

         11.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Article 4 and Sections 7.12, 7.13 and 7.14 (collectively, the "Third Party Provisions") shall benefit the persons identified therein.

         11.5 Entire Agreement. This Agreement, the Exhibits, the Schedules, the STH Ancillary Agreements, the PMCT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         11.6 Confidentiality. (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its trust managers, directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement, or (iv) is contained in any STH Reports or PMCT Reports or the Proxy Statement/Prospectus.

         (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section.

         (c) In the event either Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees
(i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

         (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same.
Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

         (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, for a period of one year from the date of termination (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and (ii) neither it nor its Affiliates shall directly or indirectly, (A) (1) solicit, seek or offer to effect or effect, (2) negotiate with or provide any information to the Board of Directors or Trust Managers of the other party, any director or officer of the other party or any stockholder of the other party with respect to, (3) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors or Trust Managers of the other party, any trust manager, director or officer of the other party or any stockholder of the other party or any other person with respect to, or (4) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (u) any form of business combination or similar or other extraordinary transaction involving the other party or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (v) any form of restructuring, recapitalization or similar transaction with respect to the other party or any Affiliate thereto, (w) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any Affiliate thereof, (x) any proposal to seek representation on the Board of Directors or Trust Managers of the other party or otherwise to seek to control or influence the management, Board of Directors or Trust Managers or policies of the other party or any Affiliate thereof, (y) any request or proposal to waive, terminate or amend the provisions of this
Section 11.6 or (z) any proposal or other statement inconsistent with the terms of this Section 11.6 or (B) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board of Directors or Trust Managers of the other party to do any of the foregoing; provided that without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer or, if none, the President of the other party a proposal to (a) amend any of the provisions of this Section 11.6(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 11.6.

         11.7 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or Trust Managers, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the shareholders of STH and PMCT, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws.

         11.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.10 Headings. Heading of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         11.11 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         11.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.13 Incorporation. The Schedules and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.15 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.16 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

         11.17 Non-Recourse. Neither the officers, trust managers nor shareholders of PMCT shall be personally bound or have any personal liability hereunder. STH shall look solely to the assets of PMCT for satisfaction of any liability of PMCT with respect to this Agreement and the Ancillary Agreements to which it is a party. STH will not seek recourse or commence any action against any of the shareholders of PMCT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of PMCT or seek recourse against any of their personal assets, for the performance or payment of any obligation of PMCT hereunder or thereunder. Neither the directors, officers nor shareholders of STH shall be personally bound or have any personal liability hereunder. PMCT shall look solely to the assets of STH for satisfaction of any liability of STH with respect to this Agreement and the Ancillary Agreements to which it is a party. PMCT will not seek recourse or commence any action against any of the stockholders of STH or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of STH or seek recourse against any of their personal assets, for the performance or payment of any obligation of STH hereunder or thereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


ATTEST:                                     PMC COMMERCIAL TRUST


By:    /s/ Andrew S. Rosemore               By:    /s/ Lance B. Rosemore
    ---------------------------------           --------------------------------
    Andrew S. Rosemore                          Lance B. Rosemore
    Executive Vice President and                President and Chief Executive
    Chief Operating Officer                     Officer


ATTEST:                                     SUPERTEL HOSPITALITY, INC.


By:    /s/ Steve H. Borgmann                By:     /s/ Paul J. Schulte
    ---------------------------------           --------------------------------
    Steve H. Borgmann                           Paul J. Schulte
    Executive Vice President and                President and Chief Executive
    Chief Operating Officer                     Officer

                                   APPENDIX A


         "Applicable Laws" means any applicable federal, state county or municipal law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction or zoning ordinance or classification affecting any of the Hotels, including without limitation, all applicable codes, flood disaster laws and health and Environmental Laws, rules and regulations.

         "Architectural Barriers Legislation" means the Americans With Disabilities Act of 1990, P.L. 101-336, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consumables" means all engineering, maintenance and housekeeping supplies, including soap, cleaning materials and matches; laundering and toilet supplies provided to guests as part of hotel services; stationery and printing; and other supplies of all kinds, whether used, unused, or held in reserve storage for future use in connection with the maintenance or operation of, or the services provided by each Hotel, which are on hand on the Closing Date, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding Food and Beverage, Operating Equipment and all items of personal property owned by Lessees, guests, employees, or other persons furnishing food or services to each Hotel.

         "Earnings and Profits Amount" shall mean the aggregate amount of STH's accumulated and current earnings and profits, calculated as of the end of the calendar month preceding the month in which the Closing Date occurs, subject to certain adjustments thereto, as set forth on Exhibit A hereto, and shall be set forth in certificate of the chief financial officer of STH, certifying as to the Earnings and Profits Amount and the method of its calculation. The Earnings and Profits Amount shall be calculated on a tax basis consistent with the earnings and profits calculations given to PMCT by STH prior to the execution of the Agreement.

         "Earnings and Profits Dividend" shall mean the dividend of the Earnings and Profits Amount, reduced on a dollar-for-dollar basis by the amount of Indebtedness of STH in excess of $70 million, made from STH to the holders of the STH Common Stock pursuant to Section 8.2 of this Agreement.

         "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any actual or potential drinking or water supply, subsurface strata, or air, including ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials from, in, on, or onto any of the parcels of Land.

         "Environmental Laws" means without limitation (i) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended ("RCRA") (42 U.S.C. Section 6901 et seq.), (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended ("CERCLA") (42 U.S.C.
Section 9601 et seq.), (iii) the Clean Water Act, as now or hereafter amended ("CWA") (33 U.S.C. Section 1251 et seq.), (iv) the Toxic Substances Control Act, as now or hereafter amended ("TSCA") (15 U.S.C. Section 2601 et seq.),
(v) the Clean Air Act, as now or hereafter amended ("CAA") (42 U.S.C. Section 7401 et seq.), (vi) all regulations promulgated under any of the foregoing,
(vii) any local, state or foreign law, statute, regulation or ordinance analogous to any of the foregoing, and (viii) any other federal, state, local, or foreign law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, discharge, release, threatened release, generation, treatment, or disposal upon or into any environmental media of any substance, pollutant, or waste which is now or hereafter classified or considered to be hazardous or toxic to human health or the environment.

         "Environmental Noncompliance" means, but is not limited to: (i) the Release of any Hazardous Material into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent or emission limitations, standards or other criteria or guidelines established by any Environmental Law; (ii) any noncompliance of physical structure, equipment, process or premises with the requirements of building or fire codes, zoning or land use regulations or ordinances, conditional use permits and the like; (iii) any noncompliance with federal, state or local requirements governing occupational safety and health; (iv) any operations, procedures, designs, and the like at or on any of the parcels of Land that do not conform to the statutory or regulatory requirements of any Environmental Law (including land use regulations and ordinances) intended to protect public health, welfare and the environment; (v) the failure to have obtained permits, licenses, variances or other governmental authorizations necessary for the legal use and/or operation of any equipment, process, or any activity at any parcel of Land; and (vi) the operation and/or use of any process or equipment in violation of any permit condition, schedule of compliance, administrative or court order and the like, as any of the foregoing may be applicable to any parcel of Land.

         "Equipment Leases" shall mean all material leases, rental or other agreements for the use of the FF&E, together with all amendments thereto.

         "FF&E" shall mean as to each parcel of Land all fixtures, furniture, furnishings, equipment, machinery, apparatus, appliances, and other articles of depreciable personal property now owned or leased by STH or any STH Subsidiary and located on such Land and used or usable in connection with the business or Improvements located thereon, subject to such depletions, and replacements as shall occur and be made in the normal course of business excluding, however:
(i) Consumables, (ii) Operating Equipment, (iii) Liquor Inventory and Liquor Personalty, (iv) Food and Beverage, (v) Improvements, (vi) Vehicles, and (vii) property owned by Lessees, guests, employees or other persons furnishing goods or services to the business or Improvements located thereon.





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
         "Governmental Authority" means any and all applicable courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

         "Hazardous Materials" means any substance, product matter, material, waste, solid, liquid, gas, or pollutant, the generation, storage, disposal, handling, recycling, release (or threatened release), treatment, discharge, or emission of which is regulated, prohibited, or limited under any Environmental Law and shall also include, without limitation, (i) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbons, including any additives or other by-products associated therewith, (ii) asbestos and asbestos-containing materials in any form, (iii) polychlorinated biphenyls,
(iv) any substance the presence of which on the Property (A) requires reporting or remediation under any Environmental Law; (B) causes or threatens to cause a nuisance at any Hotel or poses or threatens to pose a hazard to the health or safety of persons at any Hotel; or (C) which, if it emanated or migrated from at any Hotel, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property, (v) radon, (vi) urea formaldehyde foam insulation, and (vii) underground storage tanks, whether empty, filled or partially filled with any substance.

         "Hotel" means each parcel of Land together with the Improvements and Personal Property located on, at or used in connection with each parcel of Land.

         "Improvements" means all buildings, structures, and other improvements, including such fixtures as shall constitute real property, located on each parcel of Land including, but not limited to, the hotel buildings containing guest rooms, meeting rooms, dining and beverage facilities, office space, parking lots, swimming pools, sheds, and all other hotel amenities (but specifically excluding FF&E).

         "Indebtedness" means the aggregate liabilities of STH as of the end of the calendar month preceding the month in which the Closing Date occurs, as accrued on the balance sheet of STH as of such date prepared in accordance with GAAP, subject, however, to those adjustments set forth on Exhibit B attached hereto.

         "Land" means each parcel of land being described more fully on Exhibit C attached hereto together with all interest, if any, of STH in and to strips and gores, if any, between the Land and abutting properties and any land lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Land.

         "Leases" means all of STH's interest in material leases, subleases and rental agreements (written or verbal, now or hereafter in effect) that grant a possessory interest in and to space situated on each parcel of Land or in the Improvements or that otherwise grant rights with regard to use of all or any portion of such Land or such Improvements, and all prepaid rentals (to the extent applicable to a period beyond the Closing Date) and security deposits under the Leases.

         "Lessees" means the tenants under Leases.

         "Miscellaneous Hotel Assets" shall mean all contract rights, as-built plans, specifications and architectural drawings and floor plans relating to the construction of each Hotel, construction contracts, all written reports relating to the condition of each Property, leases, concessions, assignable warranties covering any portion of each Hotel or the FF&E located thereat, and other items of intangible personal property owned by STH and relating to the ownership or operation of the Hotel, including, but not limited to, (i) Service Contracts, (ii) Equipment Leases, (iii) Permits, (iv) Hotel Names, (v) cash or other funds, in petty cash or house banks, (vi) assignable utility and similar deposits, (vii) Bookings, and (viii) prepaid amounts under any Service Contracts, Equipment Leases, Leases, or Permits.

         "Notification" means any written summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter, or any other written communication from any governmental instrumentality, any entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in any Environmental Noncompliance or Environmental Claim.

         "Operating Agreements" means all material contracts of employment, management, maintenance, service, supply or rental, franchise or license agreements or other contracts outstanding relating to the operations of the Hotels.

         "Operating Equipment" shall mean all material china, glassware, linens, and silverware owned by seller, whether in use or held in reserve storage for future use, in connection with the operations of each Hotel, which are on hand and located at each Hotel on the Closing Date, subject to such depletion and including such resupplies as shall be made in the normal course of business.

         "Other Rights" means all rights, titles and interests of STH and any STH subsidiary in and to any easements, reciprocal easements, rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining the Land; all goodwill relating to the Land and Improvements; all telephone exchanges, if any, related to the operation and management of any Hotel; all keys to locks at each of the Improvements; and all office furniture, furnishings, equipment and machinery, if any, in STH's management office in the Improvements; any and all rights of STH in and to any contracts or agreements with any city or municipality relating in any manner to the Land, all rights, titles and interests of STH in and to any condemnation award made or to be made, after the Effective Time, in respect of the Hotels and in and to any unpaid award for damage to the Hotels by reason of casualty to the Hotels or change of grade of any street.

         "Permits" means all permits, consents, licenses, certificates, approvals, registrations, and authorizations which are required by any Applicable Law or Environmental Law for operation of each Property.

         "Personal Property" means the FF&E, the Operating Equipment, the Miscellaneous Hotel Assets, and all other machinery, equipment, fixtures, the trade name, and personal property of every kind and character, and all accessories and additions thereto, owned by STH and located in or on or used in connection with each parcel of Land or the Improvements or the operations thereon.

         "Property" means, collectively, the Land, Leases, Improvements, Personal Property and Other Rights.

         "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining, or dumping of any Hazardous Material. This term shall be interpreted to include both the present and past tense, as appropriate.

         "STH Property Reports" shall mean the (a) Title Policies, (b) the Title Updates, (c) the instruments referred to in the Title Policies and Title Updates, (d) the Surveys, (e) the Architectural Reviews, (f) the Phase 1 Assessments, and (g) the Phase 2 Assessments, if any.

         "Survey" means the survey of each parcel of Land and Improvements located thereon prepared by the Surveyor in accordance with the terms and provisions of Section 6.3.

         "Surveyor" means a Registered Public Surveyor or a Registered Professional Engineer duly and currently licensed by the state in which each parcel of Land is located.

         "Title Policy" means as to each Hotel the Owner's Policy of Title Insurance held by STH.

         "Title Update" means as to each Title Policy (other than those dated after the date hereof) the written confirmation of the title company that issued such Title Policy of all matters of a public record affecting all or any portion of the property covered by such Title Policy that have been filed in the public record since the effective date of the coverage of such Title Policy.